Exhibit 99.1

EARNINGS RELEASE FOR THE YEAR AND QUARTER ENDED JUNE 30, 2012

NEWS CORPORATION REPORTS FULL YEAR TOTAL SEGMENT

OPERATING INCOME OF $5.4 BILLION ON REVENUE OF $33.7 BILLION;

FULL YEAR ADJUSTED TOTAL SEGMENT OPERATING INCOME

INCREASED 13% TO $5.6 BILLION

FOURTH QUARTER TOTAL SEGMENT OPERATING INCOME OF $1.2

BILLION ON REVENUE OF $8.4 BILLION

Full Year Highlights

•	Adjusted Total Segment Operating Income(1) increased 13% to $5.6 billion

•	Adjusted Earnings Per Share(2) grew 19% to $1.41 per share

•	Company repurchased 260 million shares of Class A Common Stock for $4.6 billion of the $10 billion authorized

•

Company continued addressing non-consolidated ownership stakes, purchasing Fox Pan American Sports, selling NDS and announcing the intent to purchase the remaining ownership stake of ESPN STAR Sports, and Consolidated Media Holdings

•	Company announced intent to pursue separation of media and entertainment and publishing businesses

NEW YORK, NY, August 8, 2012 – News Corporation (NASDAQ: NWS, NWSA; ASX: NWS, NWSLV) today reported financial results for the three months and full year ending June 30, 2012.

Commenting on the results, Chairman and Chief Executive Officer Rupert Murdoch said:

“We are proud of the full year financial growth achieved over the last twelve months, led by our Cable Network Programming and Filmed Entertainment segments. Not only did we execute on our operating plan and deliver on our financial targets, we returned over $5 billion to shareholders through an aggressive buyback program and dividends. In addition, significant progress has been made in opportunistically addressing the Company’s non-consolidated assets, as demonstrated by the purchase of Fox Pan American Sports, the sale of NDS and the announced intention to purchase the remaining ownership stake of ESPN STAR Sports and Consolidated Media Holdings.

“Our Company has continued to innovate, grow and consistently adapt to the rapidly changing media industry landscape. We find ourselves in the middle of great change, driven by shifts in technology, consumer behavior, advertiser demands and economic uncertainty and change brings about great opportunity. News Corporation is in a strong operational, strategic and financial position, which should only be enhanced by the proposed separation of the media and entertainment and publishing businesses.”

(1)

Adjusted total segment operating income excludes a $224 million pre-tax charge related to the costs of the ongoing investigations initiated upon the closure of The News of the World in fiscal year 2012 and a $125 million pre-tax charge at the Company’s integrated marketing services business related to the settlement of litigation in fiscal year 2011.

(2)

The Company reported diluted earnings per share of $0.47 in fiscal year 2012. See page 17 for a reconciliation of reported net income and earnings per share to adjusted net income and adjusted earnings per share.

News Corporation
EARNINGS RELEASE FOR THE YEAR AND QUARTER ENDED JUNE 30, 2012

Full Year Company Results

The Company reported annual revenue of $33.7 billion, a $301 million, or 1%, increase over the $33.4 billion of revenue reported a year ago. The annual revenue increase was led by 14% growth at the Company’s Cable Network Programming segment, partially offset by declines primarily at the Company’s Publishing and Other segments.

The Company reported annual total segment operating income(3) of $5.4 billion compared to $4.9 billion reported a year ago. This increase was driven by operating income improvements at nearly all of the Company’s segments, led by a $535 million, or 19%, increase at the Cable Network Programming segment and a $205 million, or 22%, increase at the Filmed Entertainment segment. These improvements were partially offset by decreases at the Publishing segment, reflecting advertising weakness at the international newspaper and integrated marketing services businesses, and the absence of contributions from The News of the World. The full year results included a $224 million charge related to the costs of the ongoing investigations initiated upon the closure of The News of the World. The prior year results included a $125 million charge at the Company’s integrated marketing services business related to the settlement of litigation. Excluding these charges from both years, respectively, this year’s adjusted total segment operating income of $5.6 billion increased $628 million, or 13%, from $5.0 billion in the prior year.

The Company reported annual net income of $1.2 billion ($0.47 per share), compared to net income of $2.7 billion ($1.04 per share) reported in the prior year. The full year results included a $3.0 billion pre-tax impairment and restructuring charge primarily related to the Company’s publishing businesses. This charge was partially offset by a $270 million pre-tax gain from the Company’s participation in British Sky Broadcasting’s (“BSkyB”) share repurchase program, which is reflected in Equity earnings of affiliates. The prior year results included a $254 million loss, net of tax resulting from the Company’s sale of Myspace. Excluding the net income effects of these items, the charge related to the investigations in the U.K., and comparable items in both years, adjusted earnings per share was $1.41 compared with the adjusted year-ago result of $1.18.

Fourth Quarter Company Results

The Company reported quarterly revenue of $8.4 billion, as compared to the $9.0 billion of revenue reported a year ago. The 15% growth at the Company’s Cable Network Programming segment was more than offset by declines at the Company’s remaining segments.

The Company reported quarterly total segment operating income of $1.2 billion, a $167 million decrease compared to $1.4 billion reported a year ago. The increase at the Cable Network Programming segment of $161 million, or 26%, was more than offset by decreases at the Company’s remaining segments. The quarterly results included a $57 million charge related to the costs of the ongoing investigations initiated upon the closure of The News of the World.

The Company reported quarterly net loss of $1.6 billion (-$0.64 per share) as compared to net income of $683 million ($0.26 per share) reported in the prior year quarter. The quarterly results included a $2.9 billion pre-tax impairment and restructuring charge primarily related to the Company’s publishing businesses, as well as $15 million of pre-tax loss in Other, net, which includes a loss on the sale of property in the U.K. These charges were partially offset by a $115 million pre-tax gain from the Company’s participation in the BSkyB share repurchase program. The prior year quarterly results included a $254 million loss, net of tax resulting from the Company’s sale of Myspace. Excluding the net income effects of these items, the charge related to the investigations in the U.K., and comparable items in both years, quarterly adjusted earnings per share was $0.32 compared with the adjusted prior year quarter result of $0.35.

(3)

Total segment operating income is a non-GAAP financial measure. See page 14 for a description of total segment operating income and for a reconciliation of total segment operating income to income before income tax expense.

News Corporation
EARNINGS RELEASE FOR THE YEAR AND QUARTER ENDED JUNE 30, 2012

REVIEW OF SEGMENT OPERATING RESULTS

	3 Months Ended June 30,		12 Months Ended June 30,

Total Segment Operating Income (Loss)	2012	2011	2012	2011
	US $ Millions
Cable Network Programming	$792	$631	$3,295	$2,760
Filmed Entertainment	120	210	1,132	927
Television	213	233	706	681
Direct Broadcast Satellite Television	89	145	254	232
Publishing	139	270	597	864
Other	(168)	(137)	(605)	(614)

Total Segment Operating Income *	$1,185	$1,352	$5,379	$4,850

*	The three months ended June 30, 2012 include litigation settlement charges of $57 million. Excluding these charges, adjusted total segment operating income is $1,242 million in the three months ended June 30, 2012.

The twelve months ended June 30, 2012 and 2011 include litigation settlement charges of $224 million and $125 million, respectively. Excluding these charges, adjusted total segment operating income is $5,603 million and $4,975 million in the twelve months ended June 30, 2012 and 2011, respectively.

CABLE NETWORK PROGRAMMING

Full Year Segment Results

Cable Network Programming reported annual segment operating income of $3.3 billion, a $535 million, or 19%, increase over the prior year, driven by a 14% increase in revenue. Operating income contributions from the domestic channels increased 21%, underpinned by growth at the Regional Sports Networks (“RSNs”), Fox News Channel and the FX Network. The Company’s international cable channels grew earnings 16%, reflecting strong growth in Latin America and Asia.

Affiliate revenue growth of 12% at the domestic cable channels primarily reflects higher rates at all domestic networks, led by growth at the RSNs and Fox News Channel. International cable channels’ affiliate revenues increased 27% over the prior year. Nearly two-thirds of the international increase primarily reflects organic growth at the Fox International Channels in Latin America and Asia, with the remaining portion of the international affiliate revenue growth attributable to the consolidation of the Fox Pan American Sports network.

Advertising revenue at the domestic cable channels grew 9% in fiscal 2012 over the prior year, reflecting growth at nearly all domestic networks led by growth at the FX Network, Fox News Channel and the National Geographic Channels. The international cable channels’ advertising revenue grew 13% over the prior year, primarily due to improving advertising markets and viewership trends in Latin America, Asia and India.

In fiscal 2012, expenses at Cable Network Programming grew 11% over the prior year, due to increased programming costs including rights fees for the launch of the Ultimate Fighting Championship, as well as increased expenses associated with the consolidation of the Fox Pan American Sports network and the launch of new sports networks in Brazil and San Diego.

News Corporation
EARNINGS RELEASE FOR THE YEAR AND QUARTER ENDED JUNE 30, 2012

Fourth Quarter Segment Results

Cable Network Programming reported quarterly segment operating income of $792 million, a $161 million, or 26%, increase over the prior year quarter, driven by a 15% increase in revenue. Operating income contributions from the domestic channels increased 24%, led by growth at Fox News Channel and the FX Network. The Company’s international cable channels grew earnings 31%, reflecting growth at both the Fox International Channels and STAR.

Affiliate revenue grew 16% and 31% at the domestic and international cable channels, respectively. Domestic network growth reflects higher rates across all networks, led by growth at the RSNs and Fox News Channel. Nearly 45% of the international cable channels’ affiliate revenue increase was led by organic growth at the Fox International Channels in Latin America and Asia. The remaining portion of the international affiliate revenue growth reflects the consolidation of the Fox Pan American Sports network.

Advertising revenue at the domestic cable channels grew 5% in the quarter over the prior year period, led by growth at the RSNs and the National Geographic Channels. The international cable channels’ advertising revenue grew 18% over the prior year quarter, primarily due to improving advertising markets and viewership trends, with particular strength in India and Latin America, which benefitted from the consolidation of the Fox Pan American Sports network.

Expenses at Cable Network Programming grew 11% in the quarter over the prior year period, due to increased programming costs including rights fees reflecting the timing of games resulting from the NBA lockout and rights fees for the launch of the Ultimate Fighting Championship, as well as increased expenses associated with the consolidation of the Fox Pan American Sports network and the launch of new sports networks in Brazil and San Diego.

FILMED ENTERTAINMENT

Full Year Segment Results

Full year segment operating income increased $205 million, or 22%, over the prior year to $1.1 billion. The growth was driven by a strong release slate including the successful worldwide theatrical and home entertainment performances of Rise of the Planet of the Apes, Alvin and the Chipmunks: Chipwrecked and The Descendants, and home entertainment performances of Rio, X-Men: First Class and Mr. Popper’s Penguins. The year also benefitted from increased operating profit at the television production studios led by the growth of digital distribution revenue from the licensing of content to Netflix and Amazon, as well as an increase in license fees for How I Met Your Mother.

Fourth Quarter Segment Results

Filmed Entertainment reported quarterly segment operating income of $120 million, compared to $210 million reported in the same period a year ago. The $90 million decline was due to lower theatrical and home entertainment revenues due to the timing, in the prior year quarter, of the successful worldwide theatrical performance of Rio (released at the beginning of the fiscal 2011 fourth quarter) and the home entertainment performance of Black Swan and The Chronicles of Narnia: Voyage of the Dawn Treader. Quarterly results also include theatrical release costs for the successful releases of Prometheus, which has grossed over $300 million in worldwide box office to date, and of Ice Age: Continental Drift, which was released domestically after fiscal year end and has grossed over $715 million in worldwide box office to date, setting records for highest opening weekend ever in many international territories.

News Corporation
EARNINGS RELEASE FOR THE YEAR AND QUARTER ENDED JUNE 30, 2012

TELEVISION

Full Year Segment Results

Full year segment operating income of $706 million, increased $25 million versus a year ago. The increase was driven by a doubling of retransmission consent revenues, partially offset by lower political advertising revenue at the local television stations and the absence of the prior year’s broadcast of the National Football League Super Bowl XLV. Excluding the impact of the Super Bowl broadcast, national advertising revenues increased over the prior year reflecting the stronger fall schedule led by The X-Factor and New Girl being partially offset by lower American Idol ratings.

Fourth Quarter Segment Results

Television reported quarterly segment operating income of $213 million, a decrease of $20 million versus the same period a year ago. This decline reflects a doubling of retransmission consent revenues being more than offset by lower national advertising revenues primarily driven by lower American Idol ratings.

DIRECT BROADCAST SATELLITE TELEVISION

Full Year Segment Results

SKY Italia generated annual segment operating income of $254 million, a $22 million, or 9%, increase compared to the prior year. The improvement was due to lower programming costs resulting from the absence of FIFA World Cup costs and lower marketing costs related to the prior year’s rebranding campaign. Local currency revenue for the year was consistent with the prior year. SKY Italia’s year-end subscriber base declined to 4.9 million due to the net reduction of approximately 71,000 subscribers during the year, reflecting the continued challenging economic environment in Italy.

Fourth Quarter Segment Results

SKY Italia generated quarterly segment operating income of $89 million, compared to $145 million of operating income reported in the same period a year ago. Quarterly local currency revenue was down 5% from the corresponding period of the prior year driven by lower subscription revenues reflecting a lower subscriber base. The quarter also reflects increased expenses related to subscriber retention efforts. SKY Italia experienced a net reduction of approximately 42,000 subscribers during the quarter.

PUBLISHING

Full Year Segment Results

Publishing reported annual segment operating income of $597 million, a $267 million decrease compared to the $864 million reported a year ago, which included a $125 million litigation settlement charge at the integrated marketing services business. Excluding this charge, segment operating income decreased $392 million from last year driven by advertising revenue declines at the Australian newspapers, integrated marketing services business and U.K. newspapers, as well as the absence of contributions from the closure of The News of the World in the U.K. The decline was partially offset by improved contributions from Dow Jones, driven by higher profits at the Wall Street Journal.

News Corporation
EARNINGS RELEASE FOR THE YEAR AND QUARTER ENDED JUNE 30, 2012

Fourth Quarter Segment Results

Publishing reported quarterly segment operating income of $139 million, a $131 million decrease compared to the $270 million reported in the same period a year ago, reflecting lower advertising revenues at the international newspapers and integrated marketing services business, as well as the absence of contributions from the closure of The News of the World in the U.K. The quarter results also reflect a litigation settlement charge related to sales of e-books.

OTHER

Full Year Segment Results

The Other segment reported an annual operating loss of $605 million as compared to an operating loss of $614 million in the prior year. The benefit from the absence of results from disposed businesses, including Myspace, was substantially offset by the inclusion of the costs of the ongoing investigations initiated upon the closure of The News of the World.

Fourth Quarter Segment Results

The Other segment reported a quarterly segment operating loss of $168 million versus a loss of $137 million reported in the same period a year ago. The benefit from the absence of results from disposed businesses, including Myspace, was more than offset by the inclusion of a $57 million charge related to the costs of the ongoing investigations initiated upon the closure of The News of the World.

News Corporation
EARNINGS RELEASE FOR THE YEAR AND QUARTER ENDED JUNE 30, 2012

OTHER ITEMS

Pre-tax non-cash impairment charge

In accordance with Accounting Standards Codification (“ASC”) 350, “Intangibles—Goodwill and Other”, the Company recorded a non-cash impairment charge of approximately $2.8 billion in the fourth quarter. The charge consisted of a write-down of $1.5 billion of goodwill and a $1.3 billion write-down of the Company’s indefinite-lived intangibles, principally related to the Company’s publishing businesses, most significantly the Australian operations.

Share repurchases

On May 9, 2012, News Corporation announced that its Board of Directors approved an increase to the previously authorized stock repurchase program from $5 billion to $10 billion. Through August 7, 2012, the Company has purchased approximately $5.1 billion of Class A common stock under the program, at an average price of $18.18 per share.

Dividends

A dividend of $0.085 per Class A and Class B Common Stock has been declared and is payable on October 17, 2012. The record date for determining dividend entitlements is September 12, 2012.

Intent to pursue separation of entertainment and publishing businesses

On June 28, 2012, News Corporation announced that it intends to pursue the separation of its publishing and its media and entertainment businesses into two distinct publicly traded companies. The global media and entertainment company would consist of the Company’s cable and television assets, filmed entertainment, and direct satellite broadcasting businesses. The global publishing company that would be created through the proposed transaction would consist of the Company’s current publishing businesses, as well as its education division. Following the separation, each company would maintain two classes of common stock: Class A Common and Class B Common Voting Shares. The separation is expected to be completed in approximately one year. In addition to final approval from the Board of Directors and stockholder approval, the completion of the separation will be subject to receipt of regulatory approvals, opinions from tax counsel and favorable rulings from certain tax jurisdictions regarding the tax-free nature of the transaction to the Company and to its stockholders, further due diligence as appropriate, and the filing and effectiveness of appropriate filings with the SEC. There can be no assurances given that the separation of the Company’s businesses as described will occur.

News Corporation
EARNINGS RELEASE FOR THE YEAR AND QUARTER ENDED JUNE 30, 2012

REVIEW OF EQUITY EARNINGS (LOSSES) OF AFFILIATES’ RESULTS

Full Year Results

Full year earnings from affiliates were $730 million compared to $462 million in the prior year. The increased contributions from affiliates are primarily due to improved results from Sky Deutschland and BSkyB, including the Company’s $270 million pre-tax gain related to the Company’s participation in BSkyB’s share repurchase program.

Fourth Quarter Results

Quarterly earnings from affiliates were $263 million as compared to $190 million in the same period a year ago. The increased contributions from affiliates are primarily due to improved results from Sky Deutschland and BSkyB, including the Company’s $115 million pre-tax gain related to the Company’s participation in BSkyB’s share repurchase program.

The Company’s share of equity earnings (losses) of affiliates is as follows:

			3 Months Ended June 30,		12 Months Ended June 30,

	% Owned		2012	2011	2012	2011
			US $ Millions
BSkyB	39	%(1)	$249	$144	$826	$498
Other affiliates	Various	(2)	14	46	(96)	(36)

Total equity earnings of affiliates			$263	$190	$730	$462

(1)	Please refer to BSkyB’s earnings releases for detailed information.
(2)	Primarily comprised of Sky Deutschland, NDS, Australian and STAR equity affiliates.

Foreign Exchange Rates

Average foreign exchange rates used in the quarter-to-date profit results are as follows:

	3 Months Ended June 30,
	2012	2011
Australian Dollar/U.S. Dollar	1.01	1.06
U.K. Pounds Sterling/U.S. Dollar	1.58	1.63
Euro/U.S. Dollar	1.28	1.44

News Corporation
EARNINGS RELEASE FOR THE YEAR AND QUARTER ENDED JUNE 30, 2012

To receive a copy of this press release through the Internet, access News Corporation’s corporate Web site located at http://www.newscorp.com.

Audio from News Corporation’s conference call with analysts on the full year and fourth quarter results can be heard live on the Internet at 4:30 p.m. Eastern Daylight Time today. To listen to the call, visit http://www.newscorp.com.

Cautionary Statement Concerning Forward-Looking Statements

This document contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s views and assumptions regarding future events and business performance as of the time the statements are made. Actual results may differ materially from these expectations due to changes in global economic, business, competitive market and regulatory factors. More detailed information about these and other factors that could affect future results is contained in our filings with the Securities and Exchange Commission. The “forward-looking statements” included in this document are made only as of the date of this document and we do not have any obligation to publicly update any “forward-looking statements” to reflect subsequent events or circumstances, except as required by law.

CONTACTS:
Reed Nolte, Investor Relations	Julie Henderson, Press Inquiries
212-852-7092 Joe Dorrego, Investor Relations 212-852-7856	310-369-0773 Dan Berger, Press Inquiries 310-369-1274

News Corporation
EARNINGS RELEASE FOR THE YEAR AND QUARTER ENDED JUNE 30, 2012

CONSOLIDATED STATEMENTS OF OPERATIONS

	3 Months Ended June 30,		12 Months Ended June 30,

	2012	2011	2012	2011
	US $ Millions (except share related amounts)

Revenues	$8,370	$8,962	$33,706	$33,405

Operating expenses	(5,233)	(5,588)	(20,785)	(21,058)
Selling, general and administrative expenses	(1,642)	(1,668)	(6,363)	(6,306)
Depreciation and amortization	(310)	(354)	(1,179)	(1,191)
Impairment and restructuring charges	(2,851)	(28)	(3,005)	(313)
Equity earnings of affiliates	263	190	730	462
Interest expense, net	(261)	(260)	(1,034)	(966)
Interest income	44	41	135	126
Other, net	(15)	59	7	18

Income from continuing operations before income tax expense	(1,635)	1,354	2,212	4,177
Income tax expense	126	(372)	(805)	(1,029)

Income from continuing operations	(1,509)	982	1,407	3,148
Loss on disposal of discontinued operations, net of tax	—	(254)	—	(254)

Net income	(1,509)	728	1,407	2,894
Less: Net income attributable to noncontrolling interests	(44)	(45)	(228)	(155)

Net income attributable to News Corporation stockholders	$(1,553)	$683	$1,179	$2,739

Weighted average shares:	2,420	2,636	2,504	2,633

Income from continuing operations attributable to News Corporation stockholders per share:	$(0.64)	$0.35	$0.47	$1.14

Net income attributable to News Corporation stockholders per share:	$(0.64)	$0.26	$0.47	$1.04

News Corporation
EARNINGS RELEASE FOR THE YEAR AND QUARTER ENDED JUNE 30, 2012

CONSOLIDATED BALANCE SHEETS

	June 30, 2012	June 30, 2011
	US $ Millions
Assets:
Current assets:
Cash and cash equivalents	$9,626	$12,680
Receivables, net	6,608	6,330
Inventories, net	2,595	2,332
Other	619	442

Total current assets	19,448	21,784

Non-current assets:
Receivables	387	350
Investments	4,968	4,867
Inventories, net	4,596	4,198
Property, plant and equipment, net	5,814	6,542
Intangible assets, net	7,133	8,587
Goodwill	13,174	14,697
Other non-current assets	1,143	955

Total assets	$56,663	$61,980

Liabilities and Equity:
Current liabilities:
Borrowings	$273	$32
Accounts payable, accrued expenses and other current liabilities	5,405	5,773
Participations, residuals and royalties payable	1,691	1,511
Program rights payable	1,368	1,298
Deferred revenue	880	957

Total current liabilities	9,617	9,571

Non-current liabilities:
Borrowings	15,182	15,463
Other liabilities	3,650	2,908
Deferred income taxes	2,388	3,149
Redeemable noncontrolling interests	641	242
Commitments and contingencies
Equity:
Class A common stock, $0.01 par value	15	18
Class B common stock, $0.01 par value	8	8
Additional paid-in capital	16,140	17,435
Retained earnings and accumulated other comprehensive income	8,521	12,608

Total News Corporation stockholders’ equity	24,684	30,069
Noncontrolling interests	501	578

Total equity	25,185	30,647

Total liabilities and equity	$56,663	$61,980

News Corporation
EARNINGS RELEASE FOR THE YEAR AND QUARTER ENDED JUNE 30, 2012

CONSOLIDATED STATEMENTS OF CASH FLOWS

	12 Months Ended June 30,
	2012	2011
	US $ Millions
Operating activities:
Net Income	$1,407	$2,894
Loss on disposition of discontinued operations, net of tax	—	254

Income from continuing operations	1,407	3,148
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	1,179	1,191
Amortization of cable distribution investments	88	92
Equity earnings of affiliates	(730)	(462)
Cash distributions received from affiliates	466	310
Impairment charges, net of tax	2,368	168
Other, net	(7)	(18)
Change in operating assets and liabilities, net of acquisitions:
Receivables and other assets	(642)	377
Inventories, net	(399)	(627)
Accounts payable and other liabilities	60	292

Net cash provided by operating activities	3,790	4,471

Investing activities:
Property, plant and equipment, net of acquisitions	(939)	(1,171)
Acquisitions, net of cash acquired	(542)	(831)
Investments in equity affiliates	(4)	(326)
Other investments	(411)	(322)
Proceeds from dispositions	475	403

Net cash used in investing activities	(1,421)	(2,247)

Financing activities:
Borrowings	—	2,471
Repayment of borrowings	(35)	(557)
Issuance of shares	167	12
Repurchase of shares	(4,589)	—
Dividends paid	(593)	(500)
Purchase of subsidiary shares from noncontrolling interests	(65)	(116)
Sale of subsidiary shares to noncontrolling interests	—	50

Net cash (used in) provided by financing activities	(5,115)	1,360

Net (decrease) increase in cash and cash equivalents	(2,746)	3,584
Cash and cash equivalents, beginning of period	12,680	8,709
Exchange movement on opening cash balance	(308)	387

Cash and cash equivalents, end of period	$9,626	$12,680

News Corporation
EARNINGS RELEASE FOR THE YEAR AND QUARTER ENDED JUNE 30, 2012

SEGMENT INFORMATION

	3 Months Ended June 30,		12 Months Ended June 30,
	2012	2011	2012	2011
	US $ Millions
Revenues
Cable Network Programming	$2,476	$2,151	$9,132	$8,037
Filmed Entertainment	1,739	2,033	7,302	6,899
Television	1,083	1,120	4,734	4,778
Direct Broadcast Satellite Television	880	1,038	3,672	3,761
Publishing	2,024	2,350	8,248	8,826
Other	168	270	618	1,104

Total Revenues	$8,370	$8,962	$33,706	$33,405

Segment Operating Income (Loss)

Cable Network Programming	$792	$631	$3,295	$2,760
Filmed Entertainment	120	210	1,132	927
Television	213	233	706	681
Direct Broadcast Satellite Television	89	145	254	232
Publishing	139	270	597	864
Other	(168)	(137)	(605)	(614)

Total Segment Operating Income *	$1,185	$1,352	$5,379	$4,850

*	The three months ended June 30, 2012 include litigation settlement charges of $57 million. Excluding these charges, adjusted total segment operating income is $1,242 million in the three months ended June 30, 2012.

The twelve months ended June 30, 2012 and 2011 include litigation settlement charges of $224 million and $125 million, respectively. Excluding these charges, adjusted total segment operating income is $5,603 million and $4,975 million in the twelve months ended June 30, 2012 and 2011, respectively.

News Corporation
EARNINGS RELEASE FOR THE YEAR AND QUARTER ENDED JUNE 30, 2012

NOTE 1 – TOTAL SEGMENT OPERATING INCOME AND SEGMENT OPERATING INCOME BEFORE DEPRECIATION AND AMORTIZATION

The Company evaluates the performance of its operating segments based on segment operating income, and management uses total segment operating income as a measure of the performance of operating businesses separate from non-operating factors. Total segment operating income and segment operating income before depreciation and amortization are non-GAAP measures and should be considered in addition to, not as a substitute for, net income, cash flow and other measures of financial performance reported in accordance with GAAP. In addition, these measures do not reflect cash available to fund requirements. These measures exclude items, such as impairment and restructuring charges, which are significant components in assessing the Company’s financial performance. Segment operating income before depreciation and amortization also excludes depreciation and amortization which are also significant components in assessing the Company’s financial performance.

Management believes that total segment operating income and segment operating income before depreciation and amortization are appropriate measures for evaluating the operating performance of the Company’s business and provide investors and equity analysts a measure to analyze operating performance of the Company’s business and enterprise value against historical data and competitors’ data. Total segment operating income and segment operating income before depreciation and amortization is the primary measure used by our chief operating decision maker to evaluate the performance of and allocate resources to the Company’s business segments.

Total segment operating income does not include: Impairment and restructuring charges, Loss on the disposition of discontinued operations, Equity earnings of affiliates, Interest expense, net, Interest income, Other, net, Income tax expense and Net income attributable to noncontrolling interests.

Segment operating income before depreciation and amortization is defined as segment operating income plus depreciation and amortization and the amortization of cable distribution investments and eliminates the variable effect across all business segments of depreciation and amortization. Depreciation and amortization expense includes the depreciation of property and equipment, as well as amortization of finite-lived intangible assets. Amortization of cable distribution investments represents a reduction against revenues over the term of a carriage arrangement and, as such, it is excluded from segment operating income before depreciation and amortization.

News Corporation
EARNINGS RELEASE FOR THE YEAR AND QUARTER ENDED JUNE 30, 2012

The following table reconciles segment operating income before depreciation and amortization to income from continuing operations before income tax expense.

	3 Months Ended June 30,		12 Months Ended June 30,
	2012	2011	2012	2011
	US $ Millions

Segment Operating income before depreciation and amortization	$1,514	$1,729	$6,646	$6,133
Depreciation and amortization	(310)	(354)	(1,179)	(1,191)
Amortization of cable distribution investments	(19)	(23)	(88)	(92)

Total Segment Operating income	1,185	1,352	5,379	4,850
Impairment and restructuring charges	(2,851)	(28)	(3,005)	(313)
Equity earnings of affiliates	263	190	730	462
Interest expense, net	(261)	(260)	(1,034)	(966)
Interest income	44	41	135	126
Other, net	(15)	59	7	18

Income from continuing operations before income tax expense	$(1,635)	$1,354	$2,212	$4,177

	For the Three Months Ended June 30, 2012 (US $ Millions)
	Segment Operating income (loss) before depreciation and amortization	Depreciation and amortization	Amortization of cable distribution investments	Segment Operating income (loss)
Cable Network Programming	$859	$(48)	$(19)	$792
Filmed Entertainment	154	(34)	—	120
Television	235	(22)	—	213
Direct Broadcast Satellite Television	168	(79)	—	89
Publishing	250	(111)	—	139
Other	(152)	(16)	—	(168)

Consolidated Total	$1,514	$(310)	$(19)	$1,185

	For the Three Months Ended June 30, 2011 (US $ Millions)
	Segment Operating income (loss) before depreciation and amortization	Depreciation and amortization	Amortization of cable distribution investments	Segment Operating income (loss)
Cable Network Programming	$699	$(45)	$(23)	$631
Filmed Entertainment	252	(42)	—	210
Television	258	(25)	—	233
Direct Broadcast Satellite Television	252	(107)	—	145
Publishing	374	(104)	—	270
Other	(106)	(31)	—	(137)

Consolidated Total	$1,729	$(354)	$(23)	$1,352

News Corporation
EARNINGS RELEASE FOR THE YEAR AND QUARTER ENDED JUNE 30, 2012

	For the Twelve Months Ended June 30, 2012 (US $ Millions)
	Segment Operating income (loss) before depreciation and amortization	Depreciation and amortization	Amortization of cable distribution investments	Segment Operating income (loss)
Cable Network Programming	$3,548	$(165)	$(88)	$3,295
Filmed Entertainment	1,261	(129)	—	1,132
Television	791	(85)	—	706
Direct Broadcast Satellite Television	561	(307)	—	254
Publishing	1,027	(430)	—	597
Other	(542)	(63)	—	(605)

Consolidated Total	$6,646	$(1,179)	$(88)	$5,379

	For the Twelve Months Ended June 30, 2011 (US $ Millions)
	Segment Operating income (loss) before depreciation and amortization	Depreciation and amortization	Amortization of cable distribution investments	Segment Operating income (loss)
Cable Network Programming	$3,008	$(156)	$(92)	$2,760
Filmed Entertainment	1,037	(110)	—	927
Television	770	(89)	—	681
Direct Broadcast Satellite Television	546	(314)	—	232
Publishing	1,253	(389)	—	864
Other	(481)	(133)	—	(614)

Consolidated Total	$6,133	$(1,191)	$(92)	$4,850

News Corporation
EARNINGS RELEASE FOR THE YEAR AND QUARTER ENDED JUNE 30, 2012

NOTE 2 – ADJUSTED NET INCOME AND ADJUSTED EPS

The calculation of net income and earnings per share excluding Segment operating profit adjustments, Impairment and restructuring charges, Equity affiliate adjustments, “Other, net”, and Loss on disposal of discontinued operations, net of tax (“adjusted net income and adjusted diluted earnings per share”) may not be comparable to similarly titled measures reported by other companies, since companies and investors may differ as to what type of events warrant adjustment. Adjusted net income and adjusted diluted earnings per share are not measures of performance under generally accepted accounting principles and should not be construed as substitutes for consolidated net income and earnings per share as determined under GAAP as a measure of performance. However, management uses these measures in comparing the Company’s historical performance and believes that they provide meaningful and comparable information to investors to assist in their analysis of our performance relative to prior periods and our competitors.

The Company uses adjusted net income and adjusted diluted earnings per share to evaluate the performance of the Company’s operations exclusive of certain items that impact the comparability of results from period to period.

The following tables reconcile reported net income and reported diluted earnings per share (“EPS”) to adjusted net income and adjusted diluted earnings per share for the three and twelve months ended June 30, 2012 and 2011.

	3 Months Ended June 30, 2012		3 Months Ended June 30, 2011
	Net (loss) income	EPS	Net (loss) income	EPS
	(in US$ millions, except per share data)
As reported	$(1,553)	$(0.64)	$683	$0.26
Segment operating profit adjustments (net of provision for income taxes of $15 for the three months ended June 30, 2012)(a)	42	0.02	—	—
Impairment and restructuring charges (net of provision for income taxes of $456 and $10 for the three months ended June 30, 2012 and 2011, respectively)	2,395	0.99	18	0.01
Equity affiliate adjustments (net of provision for income taxes of $40 and $3 for the three months ended June 30, 2012 and 2011, respectively)(b)	(75)	(0.03)	(4)	—
Other, net (net of provision for income taxes of $41 and $26 for the three months ended June 30, 2012 and 2011, respectively)	(26)	(0.01)	(33)	(0.01)
Loss on disposal of discontinued operations, net of tax (MySpace)	—	—	254	0.10
Rounding	—	(0.01)	—	(0.01)

As adjusted	$783	$0.32	$918	$0.35

(a)	Segment operating profit for the three months ended June 30, 2012 was adjusted to exclude the expenses related to the ongoing investigations initiated upon the closure of The News of the World.

News Corporation
EARNINGS RELEASE FOR THE YEAR AND QUARTER ENDED JUNE 30, 2012

(b)	Equity earnings of affiliates for the three months ended June 30, 2012 was adjusted to exclude from BSkyB results News Corporation’s gain on the BSkyB repurchase program. Equity earnings of affiliates for the three months ended June 30, 2011 was adjusted to exclude from NDS’ results its gain on the sale of its Open Bet business and the write-off of deferred financing costs from its debt restructuring.

	12 Months Ended June 30, 2012		12 Months Ended June 30, 2011
	Net (loss) income	EPS	Net (loss) income	EPS
	(in US$ millions, except per share data)

As reported	$1,179	$0.47	$2,739	$1.04
Segment operating profit adjustments (net of provision for income taxes of $54 and $45 for the twelve months ended June 30, 2012 and 2011, respectively)(a)	170	0.07	80	0.03
Impairment and restructuring charges (net of provision for income taxes of $497 and $51 for the twelve months ended June 30, 2012 and 2011, respectively)	2,508	1.00	262	0.10
Equity affiliate adjustments (net of provision for income taxes of $101 and $46 for the twelve months ended June 30, 2012 and 2011, respectively)(b)	(187)	(0.07)	(87)	(0.03)
Other, net (net of provision for income taxes of $142 and $121 for the twelve months ended June 30, 2012 and 2011, respectively)	(149)	(0.06)	(139)	(0.05)
Loss on disposal of discontinued operations, net of tax (MySpace)	—	—	254	0.10
Rounding	—	—	—	(0.01)

As adjusted	$3,521	$1.41	$3,109	$1.18

(a)	Segment operating profit for the twelve months ended June 30, 2012 was adjusted to exclude the expenses related to the ongoing investigations initiated upon the closure of The News of the World. Segment operating profit for the twelve months ended June 30, 2011 was adjusted to exclude the expenses related to the litigation settlement at the integrated marketing services business.

(b)	Equity earnings of affiliates for the twelve months ended June 30, 2012 was adjusted to exclude from BSkyB results News Corporation’s gain on the BSkyB repurchase program and the gain recognized on the fee paid by News Corporation related to its withdrawal of its acquisition bid in July. Equity earnings of affiliates for the twelve months ended June 30, 2011 was adjusted to exclude from NDS’ results its gain on the sale of its Open Bet business and the write-off of deferred financing costs from its debt restructuring, and from BSkyB results the gain recognized on the sale of its Easynet asset.